Subject to completion, Preliminary Pricing Supplement dated August 24, 2011
The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 951 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated August , 2011
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Performance Securities Based on the MSCI AC World IndexSM due August    , 2014

Unlike ordinary debt securities, the Buffered Performance Securities Based on the MSCI AC World IndexSM due August    , 2014, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2.00 to $2.50 per security at maturity.  The actual minimum payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date. At maturity, you will receive for each security that you hold an amount in cash based on the closing value of the MSCI AC World IndexSM, which we refer to as the underlying index, on the valuation date.  If the final index value is greater than the initial index value, you will receive the $10.00 stated principal amount plus the upside payment, which is equal to $10.00  times the index percent increase.  You are fully exposed on a 1 to 1 basis to the first 10% decline in the index value from the initial index value, but if the underlying index declines in value by more than 10% but no more than 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying index declines in value by more than 30% to 35% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.00 to $2.50. As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.00.
•	We will not pay interest on the securities.
•	At maturity, for each security that you hold, you will receive an amount in cash equal to:
º	$10.00 plus the upside payment, if the final index value is greater than the initial index value.
º	The upside payment will equal $10.00 times the index percent increase.
º
$10.00 times the index performance factor, if the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, which means that the final index value has decreased from the initial index value by an amount less than or equal to 10%.  This amount will be less than or equal to the stated principal amount of $10.00 but greater than or equal to $9.00 per security.

º
$9.00, if the final index value is less than 90% of the initial index value but greater than or equal to 65% to 70% of the initial index value, which means that the final index value has decreased from the initial index value by an amount greater than 10% but less than or equal to 30% to 35%.

º
The sum of (i) $10.00 times the index performance factor and (ii) the minimum payment of $2.00 to $2.50, if the final index value is less than 65% to 70% of the initial index value, which means that the final index value has decreased from the initial index value by an amount greater than 30% to 35%.  This amount will be less than, and possibly significantly less than, the $10.00 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.00 to $2.50 per security.

•	The index performance factor is a fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value.
•	The index percent increase is a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The initial index value will be the closing value of the underlying index on the pricing date.
•	The final index value will be the closing value of the underlying index on the valuation date.
•	The valuation date will be August , 2014, subject to postponement for non-index business days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61760P700. The ISIN for the securities is US61760P7006.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10.00 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.30	$9.70
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The payment on the securities at maturity is based on the closing value of the MSCI AC World IndexSM, which we refer to as the underlying index, on the valuation date.  The MSCI AC World IndexSM is calculated, published and disseminated by MSCI Inc. and consists of 45 country indices comprising 24 developed and 21 emerging market country indices.  The securities do not pay interest.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“MSCI AC World IndexSM” is a service mark of MSCI Inc. and has been licensed for use by Morgan Stanley. MSCI® is a registered trademark and service mark of MSCI Inc.

Each security costs $10.00
We, Morgan Stanley, are offering Buffered Performance Securities Based on the MSCI AC World IndexSM due August    , 2014, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.00.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2.00 to $2.50 per security at maturity.  If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10.00 plus the upside payment which represents 100% of the appreciation of the underlying index.  You are fully exposed on a 1 to 1 basis to the first 10% decline in the index value, but if the underlying index declines in value by more than 10% but no more than 30% to 35% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  However, if the underlying index declines in value by more than 30% to 35% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.00 to $2.50. As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% from the initial index value, you could lose up to 75% to 80% of your principal.

Payment at maturity based on the performance of the underlying index
At maturity, you will receive for each security that you hold an amount in cash based on the closing value of the underlying index on August    , 2014, which we refer to as the valuation date, subject to postponement for non-index business days or certain market disruption events.  The payment at maturity will be determined on the valuation date as follows:

• If the final index value is greater than the initial index value, you will receive a payment at maturity equal to:

$10.00 + the upside payment,

where,

upside payment = $10.00 × index percent increase

and where,

index percent increase      =       The fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value. The index percent increase is described by the following formula:

•      If the final index value is equal to the initial index value or has decreased by an amount less than or equal to 10% from the initial index value, you will receive a payment at maturity equal to $10.00 times the index performance factor. This amount will be less than or equal to the $10.00 stated principal amount but greater than or equal to $9.00 per security.

•      If the final index value has decreased by an amount greater than 10% but less than or equal to 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you will receive a payment at maturity equal to $9.00 per security.

•      If the final index value has decreased by an amount greater than 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you will receive a payment at maturity equal to:

($10.00 × the index performance factor) + the minimum payment where,

index performance factor      =       The fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value. The index performance factor is described by the following formula:

minimum payment = $2.00 to $2.50. The actual minimum payment will be determined on the pricing date.

This amount will be less, and possibly significantly less, than the $10.00 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.00 to $2.50 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The initial index value will be the closing value of the underlying index on the pricing date. The final index value will be the closing value of the underlying index on the valuation date.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical percentage changes in the closing value of the underlying index.  The graph does not show every situation that may occur.

You can review the historical performance of the underlying index during the period from January 1, 2006 through August 23, 2011 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on their historical performance.

Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and whether a market disruption event has occurred and will calculate the index percent increase and/or the index performance factor and the payment to you at maturity, and, under certain circumstances, will determine the closing value of the underlying index.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-35.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.  The Buffer Zone illustrates the buffer effect in the event of a decline in the final index value by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value.  The graph is based on the following terms:

•	Hypothetical percentage:	32.5%
•	Stated Principal Amount per Security:	$10.00
•	Hypothetical Minimum Payment per Security:	$2.25

•	Where the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10.00 plus the upside payment.

•
Where the final index value is equal to the initial index value or has decreased by an amount less than or equal to 10% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10.00 times the index performance factor.  This amount will be less than or equal to the $10.00 stated principal amount but greater than or equal to $9.00 per security.  As a result, investors are fully exposed, without any buffer, to the first 10% decline in the underlying index.

•
Where the final index value has decreased by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $9.00 per security, representing a 10% loss of the principal amount.

•
Where the final index value has decreased by an amount greater than the hypothetical percentage of 32.5% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10.00 times the index performance factor and (ii) the hypothetical minimum payment of $2.25, and is consequently an amount less than the $10.00 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than the hypothetical minimum payment of $2.25 per security.

Below are four examples illustrating how to calculate the payment at maturity based on the hypothetical values set forth above.

Example 1: The final index value is greater than the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	315

In this example,

Payment at Maturity	=	$10.00	+	($10.00	×	315 – 300)
						300
	=	$10.50

The payment at maturity per security would be $10.50, or the stated principal amount of $10.00 plus the upside payment of $0.50.

Example 2:  The final index value is equal to the initial index value or has decreased by an amount less than or equal to 10% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	291

In this example,

Under the terms of the securities, investors are fully exposed, without any buffer, to the first 10% decline in the underlying index.  Since the final index value has declined by 3% (an amount less than or equal to 10%) from the initial index value in this example, the payment at maturity per security would be the $10.00 stated principal amount times the index performance factor of 97%, or $9.70.

Example 3: The final index value has decreased by an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	225

In this example, the final index value has declined by 25% (an amount greater than 10% but less than or equal to the hypothetical percentage of 32.5%) from the initial index value and, therefore, the payment at maturity would be $9.00 per security, representing a 10% loss of principal.

Example 4: The final index value has decreased by an amount greater than the hypothetical percentage of 32.5% from the initial index value.

Hypothetical initial index value:	300
Hypothetical final index value:	195

In this example,

Payment at Maturity	=	$10.00	×	195	+	$2.25	=	$8.75
300

Since the final index value has declined by 35% (an amount greater than the hypothetical percentage of 32.5%) from the initial index value, the payment at maturity per security would be the sum of (i) $10.00 times the index performance factor and (ii) the hypothetical minimum payment of $2.25, or $8.75.  If the final index value declines by more than the hypothetical percentage of 32.5%, you could lose up to 77.5% of your principal.

Please review the table of the historical values of the underlying index for each calendar quarter in the period from January 1, 2006 through August 23, 2011 and related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on its historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only 20% to 25% of principal at maturity, subject to the credit risk of Morgan Stanley.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of 100% of your principal, and you are fully exposed to the first 10% decline in the value of the underlying index

The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and we provide for a minimum payment of only 20% to 25% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 10% decline in the value of the underlying index.  If the underlying index declines in value by more than 10% but no more than 30% to 35% from the initial index value (the actual percentage will be determined on the pricing date), you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  If the underlying index declines by more than 30% to 35% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus the minimum payment of $2.00 to $2.50. The actual minimum payment will be determined on the pricing date.  As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying index and if the final index value declines by more than 30% to 35% from the initial index value, you could lose up to 75% to 80% of your principal.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value and volatility (frequency and magnitude of changes in values) of the underlying index at any time,

• interest and yield rates in the market,
• the dividend rate on the component stocks of the underlying index,

•      geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the underlying index or stock markets generally and that may affect the closing value of the underlying index on the valuation date,

• the time remaining until the securities mature,
• the exchange rates of the U.S. dollar relative to the currencies in which the stocks comprising the underlying index trade,

• the composition of the underlying index and changes in the constituent stocks of the underlying index, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the value of the underlying index at the time of sale is at or below the initial index value or if market interest rate rises.  You cannot predict the future performance of the underlying index based on its historical performance.  The final index value may be less than the initial index value so that you will receive at maturity an amount that is less than the $10.00 stated principal amount of each security.  There can be no assurance that the final index value will increase so that you will receive at maturity an amount that is greater than the $10.00 stated principal amount for each security you hold.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the underlying index
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

Adjustments to the underlying index could adversely affect the value of the securities
MSCI Inc., which we refer to as MSCI, is responsible for calculating and maintaining the underlying index.  MSCI can add, delete or substitute the component stocks of the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.

MSCI may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the component stocks of the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the underlying index last in effect prior to the discontinuance of the underlying index.

The value of the underlying index is subject to currency exchange risk
Because the value of the underlying index is related to the U.S. dollar value of stocks underlying such index, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying index, the value of the underlying index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the underlying index and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities
The underlying index is linked to the value of U.S. and foreign equity securities, including emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, some of the stocks included in the underlying index have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payment at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks composing the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain	Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of the securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the treatment described in the section of this pricing supplement called “United States Federal Taxation.”

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one characterization, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10.00 stated principal amount of our Buffered Performance Securities Based on the MSCI AC World IndexSM due August    , 2014.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August , 2011

Original Issue Date (Settlement Date)	August , 2011

Maturity Date	August , 2014, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10.00 per Security

Stated Principal Amount	$10.00 per Security

Denominations	$10.00 and integral multiples thereof

CUSIP Number	61760P700

ISIN	US61760P7006

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Index	The MSCI AC World IndexSM

Index Publisher	MSCI Inc. (“MSCI”) and its successors

Initial Index Value	The Index Closing Value on the Pricing Date

Final Index Value	The Index Closing Value on the Valuation Date

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10.00 Stated Principal Amount of Securities an amount in cash equal to:

(i)	$10.00 plus the Upside Payment, if the Final Index Value is greater than the Initial Index Value.

(ii)
$10.00 times the Index Performance Factor, if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 90% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by an amount less than or equal to 10%.

(iii)
$9.00, if the Final Index Value is less than 90% of the Initial Index Value but greater than or equal to 65% to 70% of the Initial Index Value (the actual percentage will be determined on the Pricing Date), which means that the Final Index Value has declined from the Initial Index Value by an amount greater than 10% but less than or equal to 30% to 35% (the actual percentage will be determined on the Pricing Date).

(iv)
the sum of (x) $10.00 times the Index Performance Factor and (y) the Minimum Payment, if the Final Index Value is less than 65% to 70% of the Initial Index Value (the actual percentage will be determined on the Pricing Date), which means that the Final Index Value has declined from the Initial Index Value by more than 30% to 35%.

If the Final Index Value is less than the Initial Index Value, the Payment at Maturity with respect to each $10.00 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.00.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10.00 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Minimum Payment	$2.00 to $2.50 per Security. The actual Minimum Payment will be determined on the Pricing Date.

Upside Payment	The product of (i) $10.00 and (ii) the Index Percent Increase

Index Percent Increase
The Index Percent Increase is the fraction, the numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value.  The Index Percent Increase is described by the following formula:

Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor
The Index Performance Factor is a fraction, the numerator of which will be the Final Index Value and the denominator of which will be the Initial Index Value.  The Index Performance Factor is described by the following formula:

Final Index Value
Initial Index Value

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Underlying Index, or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Valuation Date	August , 2014, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Underlying Index.

Business Day
Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Underlying Index, or any Successor Index, and (ii) any futures or options contracts related to the Underlying Index or to any security then included in the Underlying Index.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the Index Performance Factor, such figure will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Index Performance Factor or the Index Percent Increase, as applicable, and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the Underlying Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues the publication of the Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final

Index Value with reference to the Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Securities upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The MSCI AC World IndexSM
The MSCI AC World Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. As of August 2011, the MSCI AC World Index consisted of 45 country indices comprising 24 developed and 21 emerging market country indices. The developed market country indices included are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The emerging market country indices included are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The MSCI AC World Index was developed with a base value of 100 as of December 31, 1987. The MSCI AC World Index is reported by Bloomberg Financial Markets under ticker symbol “MXWD.”

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

Identifying Eligible Equity Securities. The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities. Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

Equity Universe Minimum Size Requirement. This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

Equity Universe Minimum Float-Adjusted Market Capitalization Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

DM and EM Minimum Liquidity Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

Global Minimum Foreign Inclusion Factor Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE® Index’s ability to fully and fairly represent the characteristics of the underlying market.

Minimum Length of Trading Requirement. This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices: (i) Investable Market Index (Large + Mid + Small); (ii) Standard Index (Large + Mid); (iii) Large Cap Index; (iv) Mid Cap Index; and (v) Small Cap Index.

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P’s, the Global Industry Classification Standard (“GICS®”).  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include: (i) updating the indices on the basis of a fully refreshed Equity Universe; (ii) taking buffer rules into consideration for migration of securities across size and style segments; and (iii) updating FIFs and Number of Shares (“NOS”). The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at: (i) including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index; (ii) allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and (iii) reflecting the impact of significant market events on FIFs and updating NOS. QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed”

announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

Security Price Index Level

The Security Index of Price is distributed in MSCI daily and monthly security products. It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value. The index of price is fully adjusted for capital changes and is expressed in local currency.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate,

MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

License Agreement between MSCI
and Morgan Stanley
MSCI and Morgan Stanley have entered into a nonexclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI indices, which are owned and published by MSCI, in connection with certain securities, including the Securities.

The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THE SECURITIES HAVE NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE

EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THE SECURITIES ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THE SECURITIES, INVESTORS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY,

MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE SECURITIES OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers of or investors in the Securities.

“MSCI AC World IndexSM” is a service mark of MSCI and has been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.

Historical Information
The following table sets forth the published high, low and end of quarter closing prices for the Underlying Index for each calendar quarter from January 1, 2006 to August 23, 2011.  The graph following the table sets forth the historical performance of the Underlying Index for the same period.  The Index Closing Value of the Underlying Index on August 23, 2011 was 296.83.  We obtained the information in the table and graph from Bloomberg Financial Markets, without independent verification.  The historical performance of the Underlying Index should not be taken as an indication of future performance.  We cannot give you any assurance that the Final Index Value will be greater than the Initial Index Value so that you will receive a payment in excess of the Stated Principal Amount of $10.00 for each Security.  Because your return is linked to the performance of the Underlying Index as measured on the Valuation Date, there is no guaranteed repayment of 100% of your principal. The value of the Underlying Index may be, and has recently been, volatile, and we can give no assurance that the volatility will lessen.

If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

MSCI AC World IndexSM Historical High, Low and Period End Closing Values January 1, 2006 through August 23, 2011
	High	Low	Period End
2006
First Quarter	331.47	309.95	329.79
Second Quarter	348.92	305.16	325.11
Third Quarter	338.91	310.51	338.28
Fourth Quarter	368.40	338.17	367.78
2007
First Quarter	381.93	357.31	375.30
Second Quarter	405.19	376.18	399.79
Third Quarter	414.66	366.99	411.92
Fourth Quarter	427.63	390.75	403.25
2008
First Quarter	403.26	348.54	363.99
Second Quarter	397.08	354.29	355.40
Third Quarter	352.56	290.10	294.79
Fourth Quarter	295.18	190.47	227.68
2009
First Quarter	235.81	172.70	202.04
Second Quarter	254.29	205.21	244.90
Third Quarter	291.22	234.39	287.23
Fourth Quarter	301.20	278.23	299.44
2010
First Quarter	309.59	278.77	307.40
Second Quarter	318.05	267.17	268.25
Third Quarter	306.03	266.36	305.16
Fourth Quarter	330.64	304.90	330.64
2011
First Quarter	347.83	324.03	343.64
Second Quarter	357.72	327.46	341.82
Third Quarter (through August 23, 2011)	347.39	290.17	296.83

MSCI AC World IndexSM – Daily Closing Values January 1, 2006 through August 23, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Underlying Index, in futures and/or options contracts on the Underlying Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value, and, therefore, increase the value at which the Underlying Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks that constitute the Underlying Index, futures and/or options contracts on the Underlying Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent will pay a concession equal to $0.30 per Security to an introducing broker in connection with the initial offering of the Securities.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the component stocks of the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-

U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor
Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”), is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of the Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to their proper treatment. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the Securities for U.S. federal income tax purposes, and no assurance can be given that the IRS or courts will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.